Exhibit 10.12
MERCK & CO., INC.
SPECIAL SEPARATION PROGRAM
FOR
“SEPARATED RETIREMENT ELIGIBLE” EMPLOYEES
Eligible Employees: Employees of Merck & Co., Inc. who are not subject to a collective bargaining agreement and:
(1) who experience a Separation From Service (as defined in the Separation Benefits Plan) on or between November 1, 2005 and December 31, 2008; and
(2) who on the Separation Date are
•	at least age 55 with at least 10 years of Credited Service; or

•	at least age 65
Effective Date: As of January 2, 2008

This document summarizes the benefits for which a “Separated Retirement Eligible Employee” may be eligible under the Special Separation Program and other Merck employee benefit plans and programs. Unless otherwise noted below, the terms and conditions of Merck’s employee benefit plans and programs applicable on an employee’s termination of employment from Merck are as described in the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification) previously provided to you or provided to you with this Brochure, as such plans and programs (and the applicable sections of the Merck Benefits Book) may be amended from time to time. (A copy of the applicable sections of the Merck Benefits Book (and applicable summaries of material modification) can be obtained on line at http://humres.merck.com/benefit/about_benefits_book.html or www.merck.com/benefits or by calling the Merck Benefits Service Center at 1-800-666-3725). However, to the extent that the terms below differ from those described in the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification), this communication constitutes a summary of material modifications and should be kept with that book.
“Separated Retirement Eligible Employees” are certain nonunionized Merck & Co., Inc. employees
(1) who experience a Separation From Service (as defined in the Separation Benefits Plan) on or between November 1, 2005 and December 31, 2008; and
(2) who as of their last day of employment with Merck (the “Separation Date”), are
•	at least age 55 and have at least 10 years of Credited Service (as defined in the Retirement Plan); or

•	at least age 65.
Separated Retirement Eligible Employees are only those employees who are designated by Merck as “Separated Retirement Eligible Employees.” “Separated Retirement Eligible Employees” do not include employees who terminate employment in any way that does not constitute a Separation From Service (as defined in the Separation Benefits Plan) as determined by Merck, including employees who resign for any reason. Benefits described in this Brochure only apply to Separated Retirement Eligible Employees and do not apply to any other Merck employees.
If you have been designated as a Separated Retirement Eligible Employee, the Company will provide you with a separation letter (the “Separation Letter”) that will describe the Special Separation Program benefits for which you are eligible and will include a release of legal claims against the Company, and may also include other terms, such as non-solicitation and non-competition provisions, as the Company in its sole discretion decides to include. In order to receive the benefits under the Special Separation Program, you must sign and return the Separation Letter by the date stated in the letter (the “Separation Letter Return Date”) and not revoke the letter within the revocation period.

Advance Notice or Pay in Lieu of Notice
You will either receive advance notice of your Separation From Service, or, Pay in Lieu of Notice. Pay in Lieu of Notice, which is not contingent upon your signing the Separation Letter, will be paid to you if you are not provided advance notice as described in the Summary Plan Description for the Separation Benefits Plan (the “Separation Plan SPD”) distributed with this Brochure. If the Company is required under the Worker Adjustment Retraining and Notification Act or any other similar federal, state or local law to provide a notice period or pay in lieu of notice, such required notice or pay shall be in lieu of, and not in addition to, any notice or Pay in Lieu of Notice provided under the Separation Benefits Plan.
Special Separation Program
All other benefits under this Special Separation Program are contingent upon the Separated Retirement Eligible Employee signing and not revoking the Separation Letter. They consist of:
•	Separation Pay

•	Outplacement Services

•	Eligibility for continued medical and dental benefits (for employees not otherwise eligible for retiree medical and dental benefits)

•	Rule of 85 Transition Benefit under the Retirement Plan (for those who would have attained it within two years of their Separation Dates)

•	Eligibility for a special payment in lieu of an AIP/EIP bonus for the performance year in which his or her Separation Date occurs if his or her Separation Date occurs on or after June 30 and on or before December 31 of that performance year

•	Eligibility for extended use of the day care center
Separation Pay and Outplacement Benefits are described in the Separation Plan SPD distributed with this Brochure.

This Brochure describes:
•	additional benefits offered under the Special Separation Program that are not described in the Separation Plan SPD:
O	eligibility for the Rule of 85 Transition Benefit under the Retirement Plan

O	eligibility for continued medical and dental benefits for employees who are not otherwise eligible for retiree medical and dental benefits; and

O	eligibility for extended use of the day care center, if applicable.
•	benefits for those Separated Retirement Eligible Employees who do not sign, or who sign and later revoke, the Separation Letter; and

•	terms and conditions of certain Merck benefit plans and programs as they apply to any separated employee without regard to whether they sign the Separation Letter.
Retirement Plan – Rule of 85 Transition Benefit
If You Do Not Sign the Separation Letter
You are eligible to retire under the terms of the Retirement Plan. As a Separated Retirement Eligible Employee, you will be considered to have retired from active service for Retirement Plan purposes on your Separation Date (even if the Separation Date is not the first day of a month). Your benefit from the Retirement Plan will be based on the Credited Service accrued as of your Separation Date and will be payable on the first day of the month following age 65 (or, if you are at least 65 on your Separation Date, on the first day of the month following your Separation Date). However, you can begin to receive your benefits on the first day of any month after you reach age 55. If you commence your benefit at or after age 55 but before age 62, the benefit will be reduced. This reduction reflects that payments are made earlier and for a longer period of time. The reduction for “retirees” is 0.25% for each month (i.e., 3% for each year that benefit payments begin before age 62). The reduction is much less than the actuarial reduction that applies to “terminated vested” participants. You will not receive the “Rule of 85 Transition Benefit” unless you are eligible for the Rule of 85 Transition Benefit as described below.
Death. If you die before you begin to receive your benefits from the Retirement Plan, your spouse (or estate in the case of any unmarried participant) will receive an annuity or a lump sum. The lump sum, according to plan factors in effect from time to time, is based on your age 65 accrued benefit, reduced .25% per month before age 62 that your death occurs. Then the benefit is calculated as though you had elected a joint and 50% survivor annuity with your spouse (if you’re unmarried, as though you had a spouse the same age as you) on the day before you died. The lump sum is the actuarial equivalent of just the 50% survivor portion of the benefit—that is, taking into account your death. The annuity or lump sum is payable only after your spouse (or administrator of your estate) applies for the benefit.

Payments not Compensation for Retirement Plan. Any Pay in Lieu of Notice or Separation Pay is not compensation for Retirement Plan purposes. A bonus or the special payment, if any, in lieu of an AIP/EIP bonus paid after your Separation Date is also not compensation for Retirement Plan purposes.
If any portion of your benefit is from a different plan, such as the Retirement Plan for Hourly Employees of Merck & Co., Inc., there is an offset which reduces the benefit from the Retirement Plan. The aggregate lump sum benefit payable from two different plans generally differs slightly from a lump sum payable from only one plan (especially if different interest rate methodologies apply).
Special Separation Program – Rule of 85 Transition Benefit – If You Sign the Separation Letter
As described above in the paragraph “If You Do Not Sign the Separation Letter,” you are eligible to retire under the terms of the Retirement Plan. Under the Special Separation Program, if you would have qualified for the Rule of 85 Transition Benefit within two years of your Separation Date, the Rule of 85 Transition Benefit will be paid to you under special provisions under the Retirement Plan. The Rule of 85 Transition Benefit will be payable upon commencement of your pension benefits, even if the date of commencement of pension benefits is earlier than the date you would otherwise have qualified for the Rule of 85 Transition Benefit.
The Rule of 85 Transition Benefit is fully described in the Salaried Retirement Plan section of the current Merck Benefits Book (and applicable summaries of material modification). In general, the Rule of 85 was phased out in July of 1995. It had provided that an employee whose employment terminated after age 55, and whose age and service equaled at least 85, would be eligible for an unreduced age 65 benefit instead of the normal early retirement subsidy (i.e., a 3% per year reduction for every year the benefit begins prior to age 62). The Rule of 85 Transition Benefit preserved 100% of the Rule of 85 for any employee who was 50 or older in July of 1995, with 90% preserved for then 49 year old employees, etc. No benefit was preserved for employees then 40 or younger.
You are eligible for the Rule of 85 Transition Benefit under the Special Separation Program, if you would have reached the Rule of 85 Transition Benefit within two years of your Separation Date. In other words, this enhancement applies if on your Separation Date the sum of your age and Credited Service is at least 81.
For example, assume a Separated Retirement Eligible Employee was born June 30, 1948. On July 1, 1995, this employee was 47, so 70% of her Rule of 85 Transition benefit was preserved. Assume further that her Separation Date is December 31, 2005 and that she then has exactly 26 years of Credited Service.

If her employment had continued, she would have been entitled to the Rule of 85 Transition Benefit as of October 1, 2006 (her age and service as of that date would have equaled 85). Therefore, this employee would receive the Rule of 85 Transition Benefit (i.e., 70% of the Rule of 85 Transition Benefit) when her benefits from the Retirement Plan begin, because October 1, 2006, is less than two years from her Separation Date of December 31, 2005.
On the other hand, assume instead that a Separated Retirement Eligible Employee’s age and Credited Service as of his Separation Date add up to less than 81. He is not eligible for the Rule of 85 Transition Benefit under the Special Separation Program because he would not have been entitled to the Rule of 85 Transition Benefit within two years of his Separation Date.
The special provisions in the Retirement Plan are subject to certain discrimination tests under tax laws. Our actuaries have reviewed data on a preliminary basis and concluded that these special provisions satisfy those tests, under most scenarios. However, if the provisions in practice happen to fail the tests, the benefits described here will be made, to the extent necessary, from Company assets outside the Retirement Plan. Benefits from the Retirement Plan have tax advantages that payments outside it do not. You will be notified as soon as possible if this provision affects you.
Split Election. Separated Retirement Eligible Employees whose pension benefits are payable in part from the Supplemental Retirement Plan who wish to make an election with respect to their retirement plan benefits from that plan may do so in accordance with procedures established to satisfy the American Jobs Creation Act of 2004. You must contact the HR Service Center at 1-866-MRK-HR4U (1-866-675-4748) to request the appropriate paperwork if you are eligible.
Medical (including Prescription Drug) and Dental
If You Are Eligible For Retiree Healthcare Benefits under the Current Terms of the Merck Medical and Dental Plans
If, as of your Separation Date, you are eligible for retiree healthcare (medical and dental) benefits under the terms of Merck’s medical and dental plans, whether you sign the Separation Letter or not, you will be eligible to select retiree healthcare coverage under Merck’s plans (as they may be amended from time to time) as of the first day of the month after your Separation Date (even if your Separation Date is not the first day of a month). Your active employee coverage will continue to the end of the month in which your Separation Date occurs. Your retiree healthcare benefits will commence as of the first of the month following your Separation Date (“Retiree Healthcare Commencement Date”).
You will be automatically enrolled in retiree dental under the comprehensive coverage option and in retiree medical coverage under the same coverage option in which you were enrolled as an active employee on the day before your Retiree Healthcare Commencement Date, provided that coverage option is available to you as a retiree; if that medical coverage option is not available, you will be automatically enrolled in the plan’s default option (currently the Merck PPO option if your address is within the network coverage area, otherwise the Merck 80/20 Out of Area option). Coverage under your retiree medical and dental coverage will also automatically continue for your eligible dependents who were your covered dependents under the applicable plans on the day before your Retiree Healthcare Commencement Date.
You are permitted to add eligible dependents or drop covered dependents and/or change medical coverage options retroactive to the date your Retiree Healthcare Commencement Date only if you notify the Merck Benefits Service Center of such change(s) within 30 days after your Retiree Healthcare Commencement Date. Thereafter, any permitted changes will only be made prospectively.
Note that only those eligible dependents who are your “Dependents of Record” as of your Retiree Healthcare Commencement Date can be eligible for dependent coverage under your retiree healthcare coverage. Be sure to register your eligible dependents as “Dependents of Record” with the Merck Benefit Service Center within 30 days after your Retiree Healthcare Commencement Date. If an eligible dependent is not timely registered as your “Dependent of Record”, he/she will never be eligible for dependent coverage under your Merck retiree healthcare coverage. Eligible dependents who are your covered dependents on your Retiree Healthcare Commencement Date, are automatically registered as Dependents of Record.
Beginning in 2008 you can “opt-out” of retiree coverage, but note that your ability to re-enroll for coverage is generally limited to annual open enrollment (with the following January 1 as the re-enrollment effective date); mid-year enrollment is available only if you are covered under and lose other coverage and you contact the Merck Benefit Service Center to re-enroll in Merck retiree coverage within 30 days of the loss of your other coverage.
You must pay the applicable premiums for retiree healthcare coverage beginning on your Retiree Healthcare Commencement Date. You will receive an invoice from Fidelity that indicates the premium due for your retiree coverage. Prior to 2008, if you fail to pay the premium required for retiree healthcare coverage in the time and manner specified on the invoice, your coverage will be terminated and it will not be reinstated. Beginning in 2008, if you fail to timely pay the required premium, you will be deemed to have opted out of coverage and your ability to re-enroll is limited as described above. But note, if you want the flexibility to opt-out of Merck retiree coverage starting in 2008, you must pay the required premiums for coverage through 2007.

For purposes of determining the retiree medical and dental premiums, a Separated Retirement Employee whose Separation Date is prior to January 1, 2008 (or who is notified prior to January 1, 2008 that his/her Separation Date will occur on or after January 1, 2008)
•	will have the number of points that is the sum of his/her age and years of adjusted service as recorded on the Company’s records as of his/her Separation Date; and

•	will pay premiums for medical coverage in accordance with the premium schedule applicable to the “Rule of 92” in effect on his/her Retiree Healthcare Commencement Date, as the premium schedule may be amended from time to time.
For the “Rule of 92” premium schedule, see the Reference Library on Fidelity’s netbenefits website.
For purposes of determining the retiree medical and dental premiums, a Separated Retirement Eligible Employee whose Separation Date is on or after January 1, 2008 (other than a Separated Retirement Eligible Employee who is notified prior to January 1, 2008 that his/her Separation Date will occur on or after January 1, 2008)
•	will have the number of points that is the sum of his/her age and years of adjusted service as recorded on the Company’s records (from age 40 for those subject to the “Rule of 88”; all adjusted service for those subject to the “Rule of 92”) as of his/her Separation Date; and

•	will pay premiums for medical coverage in accordance with the premium schedule for the “Rule of 92” or the “Rule of 88”, as applicable, in effect on his/her Retiree Healthcare Commencement Date, as the premium schedule may be amended from time to time.
To determine whether the “Rule of 92” or the “Rule of 88” applies to you and to see the premiums applicable to those schedules, see the Reference Library on Fidelity’s netbenefits website.

You are eligible for retiree healthcare benefits if, as of your Separation Date, you are at least age 55 and:
•	have at least 10 years of service with the Company after age 40; or

•	(i) were an employee of the Company on January 1, 2003, (ii) have not had a break in service since January 1, 2003, and (iii) have at least 10 years of Credited Service (as defined in the Retirement Plan); or

•	(i) had a break in service with the Company after age 45 and before April 1, 2002, (ii) had returned to work before April 1, 2002 and were employed on that date, (iii) have not had a break in service since April 1, 2002, and (iv) have 10 years of Credited Service (as defined in the Retirement Plan).
If You Are Not Eligible For Retiree Healthcare Benefits
If You Are Not Eligible For Retiree Healthcare Benefits — If You Do Not Sign the Separation Letter
If you are not eligible for retiree healthcare benefits and do not sign the Separation Letter, your medical and dental coverage options in effect on your Separation Date will continue under the normal provisions of Merck’s medical and dental plans (as they may be amended from time to time) until the end of the month following the calendar month in which your Separation Date occurred. At the end of that period, you will be eligible to elect to continue your coverage in accordance with COBRA for up to 18 months from your Separation Date. If you have no medical and/or dental coverage under Merck’s medical and dental plans on your Separation Date, you will not have medical and/or dental coverage, as applicable, after your Separation Date nor will you be eligible to elect such coverage under COBRA.
Special Separation Program – If You Are Not Eligible For Retiree Healthcare Benefits and Have at Least 9 Years of Credited Service — If You Sign the Separation Letter
If, on your Separation Date, you (i) are at least age 55 and, (ii) have at least 9 years of Credited Service (as defined in the Retirement Plan), (iii) are not eligible for retiree healthcare benefits (see the section “If You Are Eligible for Retiree Healthcare Benefits under the Current Terms of Merck’s Medical and Dental Plans,” above), and (iv) sign the Separation Letter, then, under the Special Separation Program, you will be eligible to select retiree healthcare coverage under Merck’s plans (as they may be amended from time to time) as of the first day of the month after your Separation Date (even if your Separation Date is not the first day of a month). Your active employee coverage will continue to the end of the month in which your Separation Date occurs. Your retiree healthcare benefits will commence as of the first of the month following your Separation Date (“Retiree Healthcare Commencement Date”).

You will be automatically enrolled in retiree dental under the comprehensive coverage option and in retiree medical coverage under the same coverage option in which you were enrolled as an active employee on the day before your Retiree Healthcare Commencement Date, provided that coverage option is available to you as a retiree; if that medical coverage option is not available, you will be automatically enrolled in the plan’s default option (currently the Merck PPO option if your address is within the network coverage area, otherwise the Merck 80/20 Out of Area option). Coverage under your retiree medical and dental coverage will also automatically continue for your eligible dependents who were your covered dependents under the applicable plans on the day before your Retiree Healthcare Commencement Date.
You are permitted to add eligible dependents or drop covered dependents and/or change medical coverage options retroactive to the date your Retiree Healthcare Commencement Date only if you notify the Merck Benefits Service Center of such change(s) within 30 days after your Retiree Healthcare Commencement Date. Thereafter, any permitted changes will only be made prospectively.
Note that only those eligible dependents who are your “Dependents of Record” as of your Retiree Healthcare Commencement Date can be eligible for dependent coverage under your retiree healthcare coverage. Be sure to register your eligible dependents as “Dependents of Record” with the Merck Benefit Service Center within 30 days after your Retiree Healthcare Commencement Date. If an eligible dependent is not timely registered as your “Dependent of Record”, he/she will never be eligible for dependent coverage under your Merck retiree healthcare coverage. Eligible dependents who are your covered dependents on your Retiree Healthcare Commencement Date, are automatically registered as Dependents of Record.
Beginning in 2008 you can “opt-out” of retiree coverage, but note that your ability to re-enroll for coverage is generally limited to annual open enrollment (with the following January 1 as the re-enrollment effective date); mid-year enrollment is available only if you are covered under and lose other coverage and you contact the Merck Benefit Service Center to re-enroll in Merck retiree coverage within 30 days of the loss of your other coverage.
You must pay the applicable premiums for retiree healthcare coverage beginning on your Retiree Healthcare Commencement Date. You will receive an invoice from Fidelity that indicates the premium due for your retiree coverage. Prior to 2008, if you fail to pay the premium required for retiree healthcare coverage in the time and manner specified by on the invoice, your coverage will be terminated and it will not be reinstated. Beginning in 2008, if you fail to timely pay the required premium, you will be deemed to have opted out of coverage and your ability to re-enroll is limited as described above. But note, if you want the flexibility to opt-out of Merck retiree coverage starting in 2008, you must pay the required premiums for coverage through 2007.
For purposes of determining the retiree medical and dental premiums, a Separated Retirement Employee whose Separation Date is prior to January 1, 2008 (or who is notified prior to January 1, 2008 that his/her Separation Date will occur on or after January 1, 2008)
•	will have the number of points that is the sum of his/her age and years of adjusted service as recorded on the Company’s records as of his/her Separation Date; provided, however, that if such sum is less than 65, then the Separated Retirement Eligible Employee is deemed to have 65 points; and

•	will pay premiums for medical coverage in accordance with the premium schedule applicable to the “Rule of 92” in effect on his/her Retiree Healthcare Commencement Date, as the premium schedule may be amended from time to time..
For the “Rule of 92” premium schedule, see the Reference Library on Fidelity’s netbenefits website.
For purposes of determining the retiree medical and dental premiums, a Separated Retirement Eligible Employee whose Separation Date is on or after January 1, 2008 (other than a Separated Retirement Eligible Employee who is notified prior to January 1, 2008 that his/her Separation Date will occur on or after January 1, 2008)
•	will have the number of points that is the sum of his/her age and years of adjusted service as recorded on the Company’s records (from age 40 for those subject to the “Rule of 88”; all adjusted service for those subject to the “Rule of 92”) as of his/her Separation Date; provided, however, that if such sum is less than 65, then the Separated Retirement Eligible Employee is deemed to have 65 points; and

•	will pay premiums for medical coverage in accordance with the premium schedule for the “Rule of 92” or the “Rule of 88”, as applicable, in effect on his/her Retiree Healthcare Commencement Date, as the premium schedule may be amended from time to time.
To determine whether the “Rule of 92” or the “Rule of 88” applies to you and to see the premiums applicable to those schedules, see the Reference Library on Fidelity’s netbenefits website.
Continuation of retiree medical and dental coverages under the Special Separation Program for Separated Retirement Eligible Employees who are not otherwise eligible for retiree healthcare benefits is subject to the same early forfeiture provisions applicable to separated employees as described in the Separation Plan SPD. The forfeiture provisions will apply for the Separation Pay Period only.

Special Separation Program – If You Are Not Eligible For Retiree Healthcare Benefits and Have Less than 9 Years of Credited Service and You Sign the Separation Letter
If, on your Separation Date, you are (i) a Separated Retirement Eligible Employee who is not otherwise eligible for retiree healthcare benefits under the terms of Merck’s medical and dental plans, (ii) have less than nine years of Credited Service, and (iii) you sign the Separation Letter, then, under the Special Separation Program, you will be eligible for continued medical and dental coverage (not retiree coverage) under Merck’s medical and dental plans (as they may be amended from time to time) for the Separation Pay Period as more fully described in the Separation Plan SPD. If the Separation Pay Period is less than six months, you may continue medical and dental coverage for six months. Contributions for medical and dental coverage will be deducted from your Separation Pay. The contributions will be the same as the contributions for active employees, as they may change from time to time. At the end of the Separation Pay Period or, if the Separation Pay Period is less than 6 months, then at the end of the 6-month period during which medical and dental coverages are provided, you may elect to continue your coverage in accordance with COBRA for up to an additional 18 months. If you have no medical and/or dental coverage on your Separation Date, you will not have such coverage during the Separation Pay Period (or the 6-month period, if applicable) nor will you be eligible to elect such coverage under COBRA.
Continuation of medical and dental coverages under the Special Separation Program for Separated Retirement Eligible Employees who are not otherwise eligible for retiree healthcare benefits is subject to the same early forfeiture provisions applicable to separated employees as described in the Separation Plan SPD.
Life Insurance
Whether you sign the Separation Letter or not, you will be considered a retiree for life insurance purposes under Merck’s Life Insurance Plan (as it may be amended from time to time) as of your Separation Date, with retiree coverage to begin on the first day of the month after your Separation Date. As a retiree, your employee group term life insurance coverage equal to 1x base pay (or 2x base pay if you have “Old Format”) will continue at no cost to you. This amount will reduce by 25% of the amount of your coverage starting on the first day of the month after your Separation Date, and by an equal dollar amount on the anniversary of that date, until the third anniversary of that date, when no balance remains. You have the right to convert the amount by which your insurance is reduced to an individual policy. See the Life Insurance Plan section of the current Merck Benefits Book (and applicable summaries of material modification) for information on conversion. If you are a retiree who is not yet age 65 on your Separation Date, you may continue your employee group term life insurance in excess of 1x base pay (2x if you are “Old Format”), dependent life and/or survivor income protection (collectively “Optional Coverages”) in effect on your Separation Date until age 65 by paying the applicable premiums in the time and manner required by Merck. If you fail to pay the premium required to continue your coverage in the time and manner specified by Merck, your coverage(s) will be terminated and they will not be reinstated. If you are age 65 or older on your Separation Date, your Optional Coverages will continue for 31 days from your Separation Date. During this period you may convert these coverages to an individual policy. See the Life Insurance Plan section of the current Merck Benefits Book (and applicable summaries of material modification) for information on conversion.
In any event, your accidental death and dismemberment coverage ends on your Separation Date.

The chart below is provided for your convenience to compare the medical, dental and life insurance benefits offered under the regular plan provisions and the Special Separation Program.

	Regular Plan	Special Separation
	Provisions	Program

Medical, Dental, Prescription Drug	If eligible for retiree healthcare benefits —you will be treated as a retiree w/ applicable contributions

If not eligible for retiree healthcare benefits — benefits continue until the end of the month following the month in which your Separation Date occurred; eligible for COBRA afterward	If eligible for retiree healthcare benefits – treated as a retiree w/applicable contributions paid by retiree

If not eligible for retiree healthcare benefits – medical and or dental benefits continue for the Separation Pay Period (minimum 6 months) with applicable contributions deducted from Separation Pay; eligible for COBRA afterward

Basic Employee Term Life Insurance (new format-maximum 1x base pay; Old format —2x base pay)	Treated as a retiree	Treated as a retiree

Optional Employee Group Term Life, Dependent Life, Survivor Income	Treated as a retiree — You can continue coverage at your cost up to age 65	Treated as a retiree — You can continue coverage at your cost up to age 65

AD&D	No coverage	No coverage
Annual Incentive Program/Executive Incentive Program (“AIP/EIP”)—
As described in more detail below, payment of bonuses, or a special payment in lieu of a bonus, depends on when a Separated Retirement Eligible Employee’s Separation Date occurs during a performance year. Actual AIP/EIP bonuses with respect to the performance year immediately preceding the Separated Retirement Eligible Employee’s Separation Date may be paid to employees whose employment terminates between January 1 and the time AIP/EIP bonuses are paid for that year to other employees. No AIP/EIP or special payment in lieu of a bonus with respect to the performance year in which the Separation Date occurs is payable for any employee separated after AIP/EIP bonuses are paid for a year and on or before June 30. A special payment in lieu of a bonus is payable under this program with respect to the performance year in which the Separation Date occurs only for employees whose Separation Dates occur on or after July 1 and on or before December 31 of that performance year.

If Your Separation Date occurs between January 1 and the time AIP/EIP bonuses are paid for a year
If your Separation Date occurs on or after January 1 and the day AIP/EIP bonuses are paid to other Merck employees, you will be eligible for consideration for an AIP/EIP bonus with respect to the prior complete performance year on the same terms and conditions as other Merck employees. Provided you are in a class of employees eligible for an AIP/EIP, your AIP/EIP bonus, if any, will be paid to you at the same time AIP/EIP bonuses are paid to other Merck employees or will be deferred in accordance with your applicable deferral election for that AIP/EIP performance year. Eligibility for consideration for AIP/EIP bonus is not contingent upon your signing the Separation Letter. You will not be eligible for any AIP/EIP or payment in lieu of an AIP/EIP for the performance year in which your Separation Date occurs.
If Your Separation Date occurs between the time AIP/EIP bonuses are paid for a year and June 30
If your Separation Date occurs after AIP/EIP bonuses are paid to other Merck employees and on or before June 30, you will not be eligible for consideration for an AIP/EIP bonus or the special in lieu of bonus payment described below whether or not you sign the Separation Letter.
If Your Separation Date occurs after June 30 and on or before December 31
A special payment in lieu of an AIP/EIP with respect to the performance year in which your Separation Date occurs may be paid only if you sign and do not revoke the Separation Letter. The special payment, if any, will be calculated based on the bonus paid to you under the Annual Incentive Program/Executive Incentive Program with respect to the prior complete performance year and the number of months you worked in the current performance year and is subject to adjustment by the Company in its sole discretion based on a variety of factors, including but not limited to your documented poor or extraordinary performance in the current performance year. If you received no AIP/EIP in the prior performance year and you do not have documented poor performance for the prior or current performance year, the Company may base your special payment in lieu of an AIP/EIP bonus, if any, on the minimum of the Company’s bonus range for your position. If your AIP/EIP for the prior performance year was prorated (e.g., due to a leave of absence, new hire status, promotion/demotion, change in full-time/part-time status, etc.), the Company may, in its discretion, calculate your special payment in lieu of an AIP/EIP bonus, if any, by annualizing the actual AIP/EIP paid for the prior performance year. If you receive a special payment in lieu of an AIP/EIP bonus, it will be paid to you (less applicable withholding) as soon as administratively feasible following your Separation Date.

Your deferral election applicable to the AIP/EIP for the current performance year if any, will not apply to any special payment in lieu of an AIP/EIP bonus.
Merck On-Site Day Care Centers
If your child is enrolled in a Merck on-site day care center, the child can remain enrolled at the center until the Separation Letter Return Date. If you sign the Separation Letter and your child is in an infant, toddler or preschool room as of your Separation Date, he/she may continue at the day care center until the third month anniversary of your Separation Date; a child in kindergarten as of your Separation Date may continue until the end of the calendar week in which kindergarten graduation occurs; provided that continued enrollment is subject to your continuing to abide by the rules and regulations of the day care center and the terms of the Separation Letter. Continuation for the first three months shall be at the regular tuition rate. For kindergarten children continuing after the first three months, there may be an additional charge.
OTHER BENEFITS AND PROGRAMS
Stock Options, Restricted Stock Units and Performance Stock Units
Only employees may receive incentives under Merck’s incentive stock plans, including stock options, restricted stock units (“RSUs”) or performance stock units (“PSUs”); therefore, you will not be eligible to receive any grants after your Separation Date.
Outstanding Stock Options, RSUs and PSUs
Under Merck’s incentive stock plans, stock options, RSUs and PSUs held by a U.S. employee whose employment ends are treated under the provisions of the grants applicable to retirement only if the employee is considered a retiree under the Retirement Plan.
Whether you sign the Separation Letter or not, because you are considered a retiree under the Retirement Plan the retirement provisions applicable to stock options, restricted stock units and performance stock units will apply to any outstanding incentive you hold on your Separation Date. The retirement provisions may differ based on the grants. IT IS YOUR RESPONSIBILTY TO FAMILIARIZE YOURSELF WITH THE TERMS OF INDIVIDUAL GRANTS.
Retirement Provisions
Stock Options

Generally, for annual and quarterly stock option grants made prior to 2001, the retirement provisions are:

Vested options: May be exercised until the earlier of (i) the day before the 5th anniversary of your Separation Date (considered your “retirement date”) or (ii) the original expiration date.
Generally, for annual and quarterly stock option grants made during 2001 and thereafter, the retirement provisions are:
Unvested options will vest on the original vesting date and then be exercisable for the full term of the option, expiring on the original expiration date.
Key R&D, MRL and MMD new hire stock option grants, and other stock option grants may have different terms. See the term sheets applicable to such stock option grants.
If you are treated as retired, and later rehired, stock options that are unexercised and outstanding on your rehire date will continue under the retirement terms.
RSUs
Under the retirement provisions of the RSUs, your annual grants of restricted stock units, if any, generally will vest and become distributable as if your employment with Merck had continued. See the term sheets applicable to RSUs granted to you, if any.
PSUs
Under the retirement provisions of the PSUs, a pro rata portion of your annual grant of performance share units that were granted to you at least 6 months prior to your Separation Date, if any, will be payable when the distribution, if any, with respect to the applicable performance year is made to active employees. Performance share units, if any, granted to you within 6 months of your Separation Date will lapse on your Separation Date. See the term sheets applicable to PSUs granted to you, if any.
If you have any question about your stock options, restricted stock units or performance stock units, you can call the HR Service Center at 1-866-MRK-HR4U (1-866-675-4748).
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The following describes the terms and conditions of certain Merck benefit plans and programs as they apply to employees whose employment with Merck terminates for any reason. For additional information, see the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification).
Dependent Care Reimbursement Account
Your participation in the Dependent Care Reimbursement Account (“DCRA”) ends on your Separation Date. Eligible expenses incurred throughout the calendar year in which your Separation Date occurs (even after Merck employment ends) can be reimbursed but only up to the amount actually contributed to the account. Claims for those expenses must be submitted to Aetna by April 15th of the year following the year in which your Separation Date occurs. Amounts remaining in the account after all eligible expenses have been paid will be forfeited.
Financial Engines
Your eligibility to use the Financial Engines financial planning tool will end on your Separation Date.
Financial Planning
If you elected Financial Planning, you will continue in this benefit through the remainder of the calendar year in which your Separation Date occurs. Your remaining cost for this benefit will be deducted from your final pay check, or, if necessary, from any Pay in Lieu of Notice or Separation Pay paid pursuant to the Separation Benefits Plan. Your Financial Planning election is irrevocable and cannot be changed.
Flexible Benefits Program
The Flexible Benefits Program consists of the following Merck plans and programs: medical, dental, vision, health care and dependent care reimbursement accounts, financial planning, life insurance (including basic and optional term life, dependent term life, survivor income and accidental death and dismemberment), long term care and long term disability. Your participation in these plans ends as described elsewhere in this communication. However, a full month of contribution/premium for your coverage under these plans in effect on your Separation Date may be deducted from your paycheck for the month in which your Separation Date occurs.
Health Care Reimbursement Account
Your participation in the Health Care Reimbursement Account (“HCRA”) ends on your Separation Date, unless you elect to continue to participate in accordance with COBRA for the remainder of the calendar year in which your Separation

Date occurs. If you elect to continue participation in HCRA under COBRA, you must make your required contributions on an after-tax basis. Eligible expenses incurred while you participate in HCRA during the calendar year in which your Separation Date occurs can be reimbursed up to your entire elected amount. Claims incurred after your participation in HCRA ends cannot be reimbursed, no matter how much money is left in the account. Claims for expenses incurred during the calendar year in which your Separation Date occurs and while you are a participant in HCRA must be submitted to Aetna by April 15 of the year following the year in which your Separation Date occurs. Amounts remaining in the account after all eligible expenses have been paid will be forfeited.
Long Term Care
If you elected coverage under Merck’s Long Term Care Plan for you (or your spouse or domestic partner), that coverage will end on your Separation Date. However, if you want to continue coverage without interruption, you must contact CNA (the insurer) and pay your first quarterly premium to CNA within 31 days after the last day of the month in which your Separation Date occurs. For more information (and to request the necessary forms) contact CNA directly at 1-800-528-4582.
Long Term Disability
Your participation in the Long Term Disability Plan will end on the last day of the month in which your Separation Date occurs. In other words, you must have satisfied the 26-week eligibility period and filed an application for benefits by the end of the month that includes your Separation Date to be eligible for LTD benefits. If you are disabled and receiving income replacement benefits under the Long Term Disability Plan on your Separation Date, those benefits will continue in accordance with the terms of the Long Term Disability Plan. However, Pay in Lieu of Notice and Separation Pay paid by the Company under the Special Separation Program will act as an offset from benefits payable under the Long Term Disability Plan (meaning the LTD benefits will be reduced by the Pay in Lieu of Notice and Separation Pay.)
Savings Plan
Any Pay in Lieu of Notice or Separation Pay you receive under the Special Separation Program is not Base Pay and may not be contributed to the Savings Plan. A pro-rata deduction will be made to the Savings Plan based on the percentage of your monthly base pay you receive for the month in which your Separation Date occurs. If you have a plan loan and do not repay it within 45 days of your Separation Date, the loan will be declared in default and reported as a taxable distribution to the Internal Revenue Service.

You generally may receive a final distribution from the Savings Plan at any time after your Separation Date. However, if your account balance is $5,000 or less, your account balance automatically will be distributed to you soon after your Separation Date. If, upon reaching age 65, you have not previously elected to receive your benefits, your account balance will be distributed to you without regard to its amount. Review the information in the Salaried Savings Plan section of the current Merck Benefits Book (and applicable summaries of material modification) for additional information on Receiving a Final Distribution.
Short Term Disability
Subject to applicable state law, your participation in the Short Term Disability Plan ends on your Separation Date. If you are disabled and are receiving income replacement benefits under the Short Term Disability Plan on your Separation Date, those benefits will continue in accordance with the terms of the plan. However, subject to state law, Pay in Lieu of Notice and Separation Pay paid by the Company under the Special Separation Program will act as an offset from benefits payable under the Short Term Disability Plan (meaning the STD benefits will be reduced by the Pay in Lieu of Notice and Separation Pay). Where state law does not permit such offsets to be made to STD benefits, STD benefits will instead act as an offset from Pay in Lieu of Notice and/or Separation Pay paid (or payable) by the Company under the Special Separation Program (meaning Pay in Lieu of Notice and/or Separation Pay will be reduced by the STD benefits).
Travel Accident
Your coverage under the Travel Accident Insurance Plan ends on your Separation Date.
Vacation Pay
You will be paid for any amount of vacation that you have accrued but not used as of your Separation Date. Conversely, you must reimburse Merck for any vacation you used prior to your Separation Date that you had not earned as of your Separation Date. Any such amounts to be reimbursed may be deducted from any Pay in Lieu of Notice or Separation Pay paid pursuant to the Separation Benefits Plan.
Vision
Coverage under the Vision Plan ends on the last day of the month in which your Separation Date occurs. You will be given the opportunity to continue this benefit in accordance with COBRA for up to 18 months from your Separation Date by paying the required premiums.
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The Special Separation Program described here currently is scheduled to be in effect for Separations From Service that occur from November 1, 2005 through December 31, 2008. Merck retains the right (to the extent permitted by law) to amend or terminate the Special Separation Program and any benefit or plan described in this brochure (or otherwise) at any time. However, following a change in control of Merck (as defined in the Change in Control Separation Benefits Plan), certain limitations apply to Merck’s ability to amend or terminate this and other benefit plans. In addition, an employee whose employment is terminated without cause within two years following a change in control will also be entitled to receive the retirement bridge as provided in the Change in Control Separation Benefits Plan.
While it has no current intention to do so, Merck also may extend, decrease or enhance, the Special Separation Program in the future. If you sign and return the Separation Letter by the Separation Letter Return Date, any later amendment or termination will not decrease or increase the amount of Separation Pay you are eligible to receive under the Special Separation Program.
Notwithstanding anything in the Special Separation Program to the contrary, benefits under the Program that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, will be adjusted to avoid the excise tax under Section 409A. Merck will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under the Special Separation Program to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.
Payments generally may not be made on account of separation from service for six months following the termination of employment of a “Specified Employee” as defined in Prop. Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation. Notwithstanding anything contained in the Special Separation Program to the contrary, if a Covered Employee is a “Specified Employee” on his or her Separation Date, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to him or her prior to the first day of the sixth month following termination of employment. Instead, amounts that would otherwise have been payable will be accumulated and paid, without interest, as soon as administratively feasible following such six-month period.

Glossary of Definitions
As used in this document, the following terms have the following meanings.
“Company” or “Merck” means Merck & Co., Inc.
“Credited Service” is as defined in the Retirement Plan.
“Retirement Plan” means the Retirement Plan for Salaried Employees of Merck & Co., Inc.
“Separation Benefits Plan” means the Merck & Co., Inc. Separation Benefits Plan for Nonunion Employees
“Separated Retirement Eligible Employees” are certain nonunionized Merck & Co., Inc. employees
(1) who experience a Separation From Service ( as defined in the Separation Benefits Plan); and
(2) who as of their last day of active employment with Merck (the “Separation Date”) are
•	at least age 55 and have at least 10 years of Credited Service (as defined in the Retirement Plan) or

•	at least age 65.
Separated Retirement Eligible Employees are only those employees who are designated by Merck as “Separated Retirement Eligible Employees.” “Separated Retirement Eligible Employees” do not include employees who terminate employment in any way that does not constitute a Separation From Service (as defined in Separation Benefits Plan) as determined by Merck, including employees who resign for any reason.
“Separation Date” means a Separated Retirement Eligible Employee’s last day of employment with Merck.
“Separation Letter” means the Company-provided letter that will describe the Special Separation Program benefits and include a release of claims against the Company and may include such other terms such as non-solicitation and non-competition provisions, as the Company determines.
“Separation Letter Return Date” is the date stated in the Separation Letter by which Separated Retirement Eligible Employees must sign and return it to the Company.
“Separation Pay Period” is the number of full or partial workweeks for which a Separated Retirement Eligible Employee is being paid Separation Pay.

“Special Separation Program” means the separation benefits that Separated Retirement Eligible Employees receive if they sign and do not revoke the Separation Letter.